UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): January 18, 2024

INSULET CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Nagog Park
Acton	Massachusetts	01720
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code:	(978)	600-7000

Not Applicable (Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act	☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	PODD	The NASDAQ Stock Market, LLC

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 18, 2024, the Board of Directors (the "Board") of Insulet Corporation (the "Company") appointed Flavia Pease and Tim Stonesifer as Class II and Class I directors, respectively, effective January 18, 2024. Ms. Pease will stand for election by stockholders at the Company’s 2024 Annual Meeting of Stockholders, and Mr. Stonesifer will stand for election by stockholders at the Company’s 2026 Annual Meeting of Stockholders. Ms. Pease and Mr. Stonesifer have both been named to the Audit Committee of the Board, effective March 1, 2024.

Ms. Pease has been the Corporate Executive Vice President and Chief Financial Officer of Charles River Laboratories since April 2022 and May 2022, respectively. From February 2019 to April 2022, Ms. Pease served as Vice President and Group Chief Financial Officer of Johnson & Johnson’s global Medical Devices business. During her tenure at Johnson & Johnson, which spanned from 1988 to 2022, Ms. Pease also served as Vice President, Finance for Janssen North America (Johnson & Johnson’s Pharmaceutical business in the United States and Canada) from 2016 to 2019. From 1988 to 2016, she served in various other roles at Johnson & Johnson, including Vice President of the Enterprise Program Management Office, responsible for supporting Johnson & Johnson’s executive management team with the strategic planning process and the advancement of enterprise growth initiatives, Vice President of Finance for Janssen Supply Chain, Director of Finance for Johnson & Johnson Medical, Brazil and in finance management with the LifeScan business of Johnson & Johnson. Prior to joining Johnson & Johnson, Ms. Pease worked for SC Johnson as well as an investment bank in Brazil. Ms. Pease holds a bachelor’s degree in economics from the Pontifícia Universidade Católica in Rio de Janeiro, Brazil and a Master of Business Administration from Santa Clara University.

Mr. Stonesifer has been the Chief Financial Officer of Alcon Inc. since April 2019. Before joining Alcon, from November 2015 through September 2018, he served as Executive Vice President and Chief Financial Officer at Hewlett-Packard Enterprise. Prior to that role, from 2014 to 2015, Mr. Stonesifer acted as Senior Vice President and Chief Financial Officer of HP’s Enterprise Group. Before joining HP Co., from 2011 to 2014, he served as Chief Financial Officer of General Motors’ International Operations. From 2010 to May 2011, he served as Chief Financial Officer of Alegco Scotsman, a storage company. From 1989 to 2010, Mr. Stonesifer served various positions at General Electric, including as Chief Financial Officer of Sabic Innovative Plastics, Acting Chief Executive Officer of GE Equipment Services – Europe, Chief Financial Officer of GE Equipment Services, and Chief Financial Officer of GE Insurance, Wealth and Income Management, among others. Mr. Stonesifer holds a bachelor’s degree in economics from the University of Michigan.

There are no arrangements or understandings between either Ms. Pease or Mr. Stonesifer and any other persons pursuant to which either was selected as a director. There are no transactions involving either Ms. Pease or Mr. Stonesifer required to be disclosed under Item 404(a) of Regulation S-K. As non-employee directors of the Company, Ms. Pease and Mr. Stonesifer will receive cash and equity compensation pursuant to the Company's non-employee director compensation program, as described in the “Non-Employee Director Compensation” section of Company's proxy statement filed with the Securities and Exchange Commission on April 6, 2023, as may be adjusted by the Board from time to time.

On January 17, 2024, Shacey Petrovic, a member of the Company’s Board of Directors, notified the Company of her decision not to stand for re-election to the Board at the Company’s 2024 Annual Meeting of Stockholders. Ms. Petrovic’s decision to step down from the Board, which will mark her retirement from the Board after almost six years of distinguished Board service, did not involve any disagreement with other Board members or with management.

In addition, on January 17, 2024, Corinne H. Nevinny notified the Company of her decision to step down from the Board, effective as of the Company’s 2024 Annual Meeting of Stockholders. Ms. Nevinny’s decision to step down from the Board, which will mark her retirement from the Board after over five years of distinguished service, did not involve any disagreement with other Board members or with management.

Item 7.01	Regulation FD Disclosure.
On January 18, 2024, the Company issued a press release announcing the appointment of Ms. Pease and Mr. Stonesifer to the Board in January 2024 and Ms. Petrovic’s and Ms. Nevinny’s decisions to retire in May 2024. A copy of that press release is furnished herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release dated January 18, 2024

104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION
January 18, 2024	By:	/s/ John W. Kapples
	Name:	John W. Kapples
	Title:	Senior Vice President and General Counsel